Exhibit 10.1
EMPLOYMENT SEPARATION AGREEMENT
     This EMPLOYMENT SEPARATION AGREEMENT (this “Agreement”) is made by and between Healthaxis, Ltd., a Texas limited partnership (the “Company”) and an indirect wholly owned subsidiary of HealthAxis Inc., a Pennsylvania corporation (the “Parent”), and Lawrence F. Thompson (“Thompson”), as of the 10th day of March, 2008.
     WHEREAS, Healthaxis and Thompson are parties to that certain Employment Agreement dated as of May 13, 2005, as amended by that Certain First Amendment to Employment Agreement dated as of April 20, 2007 (collectively, the “Employment Agreement”) which sets forth, among other things, the terms and conditions pursuant to which Healthaxis or its successor will continue to employ Thompson and/or the amount of certain payments that would be made to Thompson upon certain events;
     WHEREAS, the Company and Thompson have mutually agreed to terminate the Employment Agreement and Thompson’s employment with the Company on the terms provided in this Agreement.
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Healthaxis and Thompson do hereby agree as follows:
1. Termination of Employment Agreement and Thompson’s Employment. The Company and Thompson hereby agree that effective as of March 10, 2008, the Employment Agreement is terminated and shall be of no further force or effect, and this Agreement shall hereafter govern the relative rights, duties and obligations of the parties. In addition, effective as of March 15, 2008 (the “Termination Date”), Thompson’s employment with the Company is hereby terminated by mutual agreement. Following the Termination Date, Thompson will cooperate with the Company regarding outstanding business opportunities or issues to the extent reasonably requested by the Company.
2. Severance and Other Post-Termination Payments and Rights. Thompson will receive his normal base salary through the Termination Date, and a maximum of 80 hours of accrued but unused vacation pay per the standard vacation policy. In addition, Thompson will be entitled to receive the following additional post-termination payments and benefits:
(a) Severance Pay. Thompson will be paid a total of $100,000 in severance payable in twelve (12) equal semi-monthly installments of $8,333.33 beginning on March 31, 2008, and continuing thereafter on the 15th and the last day of each month through the final payment date on September 15, 2008. These severance payments will be subject to normal tax withholding and for Thompson’s portion of the medical/dental benefits to the extent continued under Subsection 2(c) below. Upon Thompson’s execution and delivery to human resources of the appropriate election form, 401(k) plan deductions will no longer be made;
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(b) Final Commission Payment. On March 31, 2008, Thompson will receive a final commission payment of $9,375 (subject to normal tax withholding). This negotiated payment amount shall be final, and is in lieu of any other post-termination commissions and/or accrued but unpaid minimum guaranteed commission or bonus due or to become due under the Employment Agreement and/or the Company’s sales compensation plan. Thompson expressly acknowledges and agrees that no other past or future bonuses or commissions are owed to him or will be claimed by him on any basis.
(c) Benefits Continuation. The following benefits will be continued until the first to occur of either (x) six (6) months from the Termination Date, or (y) the date Thompson becomes eligible for a similar benefit offered through a subsequent employer:
(i) Health and Dental Insurance. To the extent permitted by the specific benefit plan, Thompson will continue to be covered under the Company’s health and dental plans to the extent of coverage on the Termination Date, and subject to the normal withholding for an amount equal to the standard “employee contribution amount” for the benefit coverage selected. To the extent the benefit plan does not permit the Company to continue the coverage by virtue of Thompson no longer being an employee, then Thompson may elect to continue coverage under COBRA and the Company will reimburse Thompson for the amount of the COBRA premium that exceeds the standard “employee contribution amount” for the benefit coverage selected; and
(ii) Life & AD&D Insurance. To the extent permitted by the specific benefit plan, Thompson will continue to be covered under the Company’s basic life insurance and accidental death and dismemberment plans to the extent of coverage on the Termination Date at the Company’s cost. Thompson does not subscribe for any supplemental life coverage. To the extent the benefit plan does not permit the Company to continue the coverage by virtue of Thompson no longer being an employee, then the coverage will not be continued beyond the Termination Date.
All other benefits will terminate in accordance with standard policies and practices as of the Termination Date. For example, Company matching contributions in the 401(k) plan will not be made on final commission payment, severance or other post termination payments.
(d) Stock Options. Thompson currently holds 50,000 stock options issued pursuant to the Healthaxis Inc. 2000 Stock Option Plan with an exercise price of $1.80 per share. These options have previously fully vested. Consistent with the original Employment Agreement and the original option award, these options shall remain outstanding according to the original terms and shall be exercisable for a period of thirty-six (36) months after the Termination Date.
(e) Restricted Stock. Thompson currently holds 41,000 shares of restricted stock issued pursuant to the Healthaxis Inc. 2005 Stock Incentive Plan, of which 6,250 shares have previously vested. Consistent with the original Employment Agreement and the original restricted stock award, all of the remaining 34,750 shares of restricted stock will become fully vested as of the Termination Date, and Thompson shall make a tax election regarding this vesting in accordance with the Company’s standard procedure.
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(f) Final Expenses. Thompson shall be entitled to reimbursement for all Company business expenses incurred in the normal course prior to the Termination Date. In addition, the Company will reimburse Thompson for (x) his local apartment rent for the months of April through June 2008, (y) his local auto lease for the months of April through May 2008, plus ordinary and reasonable lease termination fees, and his local furniture lease for the months of April through May 2008. The standard March 2008 living expense reimbursement will also apply. Thompson shall be solely responsible for giving adequate written notice of termination of each of these leases, and the Company will not be responsible for rents, lease payments, fees or expenses except as expressly provided above related to these leases or any other personal contractual obligations of Thompson. The Company will also reimburse Thompson’s airfare and reasonable living expenses incurred for up to two (2) additional trips to Dallas from his home in California to wind up his local affairs after his regular commute on March 14, 2008. All requests for reimbursement shall be submitted according to the Company’s current expense reimbursement practices. To the extent any of these expense reimbursements are taxable to Thompson, then the standard tax gross up amount will also be paid consistent with past practices.
(g) Cell Phone. Thompson’s cell phone and existing number will be transferred into a personal account in Thompson’s name. The Company will cooperate with Thompson in attempting to transfer the account on or before April 15, 2008.
3. Non-Compete. In consideration of the Company’s obligations and payments to be made under Section 2 above, Thompson hereby agrees that during the period beginning on the Termination Date and ending twelve (12) months thereafter (the “Covered Time”), Thompson will not compete with the business of the Company. For purposes hereof, “competition” shall mean any engaging, directly or indirectly, in the “Covered Business” (as hereinafter defined) in any state of the United States of America (the “Covered Area”). For purposes of this Agreement, “Covered Business” shall mean providing health insurance administration and claims processing systems and front-end claim scanning and data capture systems and services to the Healthcare payer market consisting of insurance companies and third party administrators. For purposes of this Section 3, the phrase “engaging, directly or indirectly” shall mean engaging directly or having an interest, directly or indirectly, as owner, partner, shareholder, agent, representative, employee, officer, director, independent contractor, capital investor, lender, renderer of consultation services or advice or otherwise (other than as the holder of less than 2% of the outstanding stock of a publicly-traded corporation), either alone or in association with others, in the operation of any aspect of any type of business or enterprise engaged in the Covered Business. The Company acknowledges and agrees that nothing contained in this Agreement shall be construed to prohibit Thompson from performing the following business, activities, functions, or services during the Covered Time
(a) As an independent consultant to third party administrators, technology vendors or insurance payers in a manner substantially the same as Thompson engaged in immediately prior to joining the Company on June 1, 2005;
(b) Owning, operating or employed by a third party administrator, insurance company, stop loss company, insurance agency, consulting firm, or other insurance enterprise; or
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(c) Employment with any technology or services vendor that provides systems or services that are ancillary to or used in combination with core claims, administration and front end services.
     Thompson understands that the provisions of this Section 3 may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that the restrictions and limitations thereof are reasonable in scope, area, and duration, are reasonably necessary to protect the goodwill and business interests of the Company, and that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. Accordingly, in consideration thereof and in light of the Thompson’s education, skills and abilities, Thompson agrees that he will not assert that, and it should not be considered that, such provisions are either unreasonable in scope, area, or duration, or will prevent him from earning a living, or otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.
4. Non-Solicitation. In consideration of the Company’s obligations and payments to be made under Section 2 above, Thompson hereby agrees that during the Covered Time, he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, independent contractors, or representatives of the Company or its affiliates to leave any of such entities; or (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, independent contractors or representatives of the Company or its affiliates to become employees, agents, representatives or independent contractors of any other person or entity.
5. Protection of Confidential Information; Non-Disparagement. Thompson shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which was obtained by Thompson during the his employment by the Company. Thompson agrees that he will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, or otherwise use or exploit such information on behalf of himself or any third party. Thompson and the Company agree that each will not make any public or private statements, comments, or communications about each other, including the Company or its officers, directors or employees, that could constitute disparagement or that may be considered to be derogatory or detrimental to the good name or business reputation of Thompson or the Company or such officers, directors or employees.
6. Enforcement. Thompson agrees that the covenants and undertakings contained in Sections 3, 4 and 5 of this Agreement relate to matters which are of a special, unique and extraordinary character and that the Company may not be reasonably or adequately compensated in damages in an action at law in the event Thompson breaches any of these covenants or undertakings. Therefore, Thompson agrees that the Company shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by Thompson and such other persons as the court shall order. Thompson agrees to pay costs and legal fees incurred by the Company in obtaining such injunction. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law. In the event that any provision of this Agreement shall to any extent be held
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invalid, unreasonable or unenforceable in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.
     7. Mutual Release. In consideration of the covenants and agreements contained herein, including the Company’s obligations and payments to be made under Section 2 above, Thompson on behalf of himself, and his respective heirs, executors, administrators, affiliates, successors and assigns, hereby releases, acquits, and forever releases and discharges the Company and the Parent and each of their former and present agents, directors, officers, stockholders, employees, servants, parent, affiliates, owners, subsidiaries, divisions, successors, predecessors and assigns (all such entities and individuals hereinafter collectively referred to as the “Released Parties”) of and from any and all claims, actions, causes of action, demands, rights, damages, debts, compensation, costs, or other expenses, including without limitation attorneys’ fees, of any nature whatsoever, whether known or unknown, which Thompson ever had, now has, or which he, his heirs, executors, administrators, successors and assigns hereafter can, shall or may have against the Released Parties arising out of any matter, cause, acts, conduct, claims or events, including but not limited to, each and every claim, demand or cause of action which Thompson ever had or now has arising out of the Employment Agreement or Thompson’s association or employment with Released Parties, as an employee, officer, independent contractor or consultant, or the cessation thereof, and any written or oral representations made to Thompson thereby, and any federal, state, or local statute, rule, regulation or principle of common law, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act (and Older Worker Benefits Protection Act), as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.; or under any other federal, state or local statute, rule or regulation or principle of employment or contract law.
     Thompson acknowledges and agrees that he has had an opportunity to participate in and review all strategic discussions and activity of the Company and the Parent regarding their exploration of strategic alternatives and that he has made the decision to proceed to enter into this Agreement at this time without reliance on any representation or warranty by the Released Parties regarding the status or likely outcome or timing of the ongoing strategic activities.
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Thompson also acknowledges and agrees that he has no right to participate in any executive compensation plan or equity awards for 2008 that may be approved on or after the Termination Date. Thompson agrees that the release contained in this Section 7 includes a full release of any and all claims actions, causes of action, demands, rights, damages, compensation, or other benefits that Thompson may now or hereafter have or claim to have arising out of or based on the relative timing of the entry into this Agreement with the timing of the consummation of a strategic transaction by the Released Parties or the establishment or approval of any compensation plan or equity awards to Company executives for 2008.
     In consideration of the covenants and agreements contained herein, the Company on behalf of itself and all its affiliates constituting the Released Parties, and their successors and assigns, hereby releases, acquits, and forever releases and discharges Thompson of and from any and all claims, actions, causes of action, demands, rights, damages, debts, compensation, costs, or other expenses, including without limitation attorneys’ fees, of any nature whatsoever, whether known or unknown, which any such parties ever had, now has, or which they or their successors and assigns hereafter can, shall or may have against Thompson arising out of any matter, cause, acts, conduct, claims or events, including but not limited to, each and every claim, demand or cause of action which they ever had or now has arising out of the Employment Agreement or Thompson’s association or employment with Released Parties, as an employee, officer, independent contractor or consultant, or the cessation thereof, and any written or oral representations made to them by Thompson, and any federal, state, or local statute, rule, regulation or principle of common law or regulation or principle of employment or contract law.
     Nothing contained in this Section 7 shall release, acquit, or discharge any claims, actions, causes of action, demands, rights, damages, debts, compensation, costs, or other expenses, including without limitation, attorneys’ fees, arising out of or relating to this Agreement.
8. Successors. This Agreement is personal to Thompson and without the prior written consent of the Company shall not be assignable by Thompson otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Thompson’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or the Parent to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
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9. Miscellaneous.
(a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Thompson:
Lawrence F. Thompson
8282 N Fourth Street
Fresno CA 93720
With a copy to:
Brian J. Stack, Esq.
Stack Fernandez Anderson & Harris P.A.
1200 Brickell Avenue, Suite 950
Miami, Florida 33131
If to the Company:
Healthaxis, Ltd.
7301 N. State Highway 161, Suite 300
Irving, Texas 75039
           Attention: President
With Copy to:
Healthaxis, Inc.
7301 N. State Highway 161, Suite 300
Irving, Texas 75039
           Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
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(c) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(d) Waiver. Thompson’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Thompson or the Company may have hereunder shall not be deemed to be a waiver of such provision or right under this Agreement, unless such waiver is expressly made in writing signed by the party waiving its right hereunder.
(e) Entire Agreement. Thompson and the Company acknowledge that this Agreement constitutes the entire agreement between them and shall supersede any other agreement between the parties with respect to the subject matter hereof.
     IN WITNESS WHEREOF, the parties are executing this Agreement to be effective as of the day and year first above written.

THOMPSON:
/s/Lawrence F. Thomspon
Lawrence F. Thompson

HEALTHAXIS: Healthaxis, Ltd.
By:	/s/John M. Carradine
John M. Carradine
Its: President & CEO

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